Exhibit 10.1

February 13, 2024

[NAME],

On behalf of the ZeroFox Board of Directors and Executive Team, it is my distinct pleasure to present you with this closing bonus letter.

You have been identified as a key employee eligible to receive a $[AMOUNT] bonus (“Bonus”), contingent upon Haveli Investments’ successful acquisition of ZeroFox (the “Transaction”), and subject to the terms of this letter.

We are extending this Bonus in recognition of your continuing contributions in your current role and toward this pivotal milestone. We deeply appreciate your ongoing dedication to ZeroFox’s development and growth.

The Bonus will be paid in the next practical payroll period following the Transaction’s closing date. The Bonus will be payable in accordance with ZeroFox’s payroll practices and subject to applicable withholdings and deductions. You must be actively employed on the Transaction Closing date to earn the Bonus.

THANK YOU for all of your hard work and cheers to our next chapter together. It is efforts like yours that make this company successful!

All the best,

James C. Foster

Chairman & CEO

ZeroFox Confidential & Privileged